Exhibit 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS SECOND QUARTER FISCAL 2016 RESULTS

•	EPS of $0.28 In Line With Recent Business Update
•	Updates Fiscal 2016 Guidance

BIRMINGHAM, Ala. (August 21, 2015) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the second quarter ended August 1, 2015.

Second Quarter Results
Net sales for the 13-week period ended August 1, 2015, increased 2.8% to $199.3 million compared with $193.9 million for the 13-week period ended August 2, 2014.  Comparable store sales decreased 1.1%.

Gross profit was 32.7% of net sales for the 13-week period ended August 1, 2015, compared with 33.2% for the 13-week period ended August 2, 2014.  The decline was partially due to markdowns taken early in the quarter to liquidate excess inventory.  The Company has since seen positive trends in gross profit as its inventory position has improved.  Gross profit was also impacted by store occupancy costs, as these expenses increased as a percentage of net sales due to lower comparable store sales.

Store operating, selling and administrative expenses were 25.2% of net sales for the 13-week period ended August 1, 2015, compared with 24.0% of net sales for the 13-week period ended August 2, 2014.  These expenses were in line with the Company's original expectations, but were higher as a percentage of net sales mainly due to lower comparable store sales.

Net income for the 13-week period ended August 1, 2015, was $7.0 million compared with $8.4 million for the 13-week period ended August 2, 2014.  Earnings per diluted share totaled $0.28 for the 13-week period ended August 1, 2015, compared with $0.32 for the 13-week period ended August 2, 2014.

For the quarter, Hibbett opened 16 new stores, expanded 4 high-performing stores and closed 3 underperforming stores, bringing the store base to 1,014 in 32 states as of August 1, 2015.  Estimated square footage for the store base increased 6.2% to approximately 5.8 million square feet at August 1, 2015, compared with 5.5 million square feet at August 2, 2014.

Jeff Rosenthal, President and Chief Executive Officer, stated, "Comparable store sales were under expectations for the quarter, and we experienced especially slow sales in the last two weeks of July.  As stated in the recent business update, we anticipated the impact from the shift in tax-free weekends for 10 states during this period, but we experienced softness in other states as well.  Sales trends in early August have improved, and we feel confident that we have plans in place to continue this improvement going forward."

Fiscal Year to Date Results
Net sales for the 26-week period ended August 1, 2015, increased 2.9% to $469.1 million compared with $455.8 million for the 26-week period ended August 2, 2014.  Comparable store sales for the period decreased 1.0%.

Gross profit was 35.2% of net sales for the 26-week period ended August 1, 2015, compared with 35.7% of net sales for the 26-week period ended August 2, 2014.

Store operating, selling and administrative expenses were 21.7% of net sales for the 26-week period ended August 1, 2015, compared with 21.0% of net sales for the 26-week period ended August 2, 2014.

Net income for the 26-week period ended August 1, 2015, was $34.4 million compared with $36.8 million for the 26-week period ended August 2, 2014.  Earnings per diluted share totaled $1.38 for the 26-week period ended August 1, 2015, compared with $1.42 for the 26-week period ended August 2, 2014.

Liquidity and Stock Repurchases
Hibbett ended the second quarter of Fiscal 2016 with $85.3 million of available cash and cash equivalents on the unaudited consolidated balance sheet, no bank debt outstanding and full availability under its $80.0 million unsecured credit facilities.

During the second quarter, the Company repurchased 601,455 shares of common stock for a total expenditure of $27.9 million.  Approximately $138.0 million of the total authorization remained for future stock repurchases as of August 1, 2015.

Fiscal 2016 Outlook
The Company is revising its guidance for the 52 weeks ending January 30, 2016, to earnings per diluted share in the range of $2.80 to $2.90, which compares to previous guidance of earnings per diluted share in the range of $2.95 to $3.04.  Comparable store sales are expected to be flat or increase in the low single-digit range for the year, which compares to previous guidance of comparable store sales increasing in the low single-digit range for the year.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, August 21, 2015, to discuss second quarter Fiscal 2016 results.  The number to call for the live interactive teleconference is (212) 271-4651.  A replay of the conference call will be available until August 28, 2015, by dialing (402) 977-9140 and entering the passcode, 21770267.

The Company will also provide an online Web simulcast and rebroadcast of its second quarter Fiscal 2016 conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations, on August 21, 2015, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and be available for replay for one year.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the South, Southwest, Mid-Atlantic and Midwest regions of the United States.  The Company's primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding sales trends, gross profit trends, earnings per diluted share and comparable store sales.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 31, 2015 and Quarterly Report on Form 10-Q filed on June 8, 2015. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Net sales	$199,261	$193,918	$469,085	$455,827
Cost of goods sold, including wholesale, logistics and store occupancy costs	134,082	129,510	304,192	293,223
Gross profit	65,179	64,408	164,893	162,604
Store operating, selling and administrative expenses	50,181	46,625	101,951	95,577
Depreciation and amortization	4,276	4,060	8,418	7,640
Operating income	10,722	13,723	54,524	59,387
Interest expense, net	65	70	134	144
Income before provision for income taxes	10,657	13,653	54,390	59,243
Provision for income taxes	3,626	5,273	19,950	22,475
Net income	$7,031	$8,380	$34,440	$36,768

Net income per common share:
Basic earnings per share	$0.29	$0.33	$1.39	$1.43
Diluted earnings per share	$0.28	$0.32	$1.38	$1.42

Weighted average shares outstanding:
Basic	24,533	25,555	24,697	25,700
Diluted	24,710	25,806	24,889	25,968

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	August 1, 2015	January 31, 2015
Assets
Cash and cash equivalents	$85,302	$88,397
Inventories, net	251,340	240,408
Other current assets	31,778	26,693
Total current assets	368,420	355,498
Property and equipment, net	93,761	92,981
Other assets	3,906	3,918
Total assets	$466,087	$452,397

Liabilities and Stockholders' Investment
Accounts payable	$96,902	$84,439
Short-term capital leases	457	436
Accrued expenses	16,170	17,250
Total current liabilities	113,529	102,125
Non-current liabilities	25,912	25,491
Stockholders' investment	326,646	324,781
Total liabilities and stockholders' investment	$466,087	$452,397

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Sales Information
Net sales increase	2.8%	4.1%	2.9%	6.9%
Comparable store sales (decrease) increase	-1.1%	0.1%	-1.0%	2.4%

Store Count Information
Beginning of period	1,001	939	988	927
New stores opened	16	16	31	32
Stores closed	(3)	(5)	(5)	(9)
End of period	1,014	950	1,014	950

Stores expanded	4	1	7	5
Estimated square footage at end of period (in thousands)	5,799	5,459

Balance Sheet Information
Average inventory per store	$247,870	$239,859

Share Repurchase Activity
Shares	601,455	423,263	796,219	700,706
Cost (in thousands)	$27,938	$22,515	$37,402	$37,833

END OF EXHIBIT 99.1